Exhibit 10.1

December 19, 2012

Travis J. Thompson, Esquire

RE:	Employment Agreement

Dear Travis:

In consideration of the mutual promises herein contained and intending to be legally bound, Huntingdon Valley Bank (the “Bank”) and you, Travis J. Thompson, Esquire, agree that you will be employed by the Bank, on the following terms and conditions:

1. Your Employment by the Bank.

(a) The Bank hereby agrees to employ you as, and you agree to serve as, the Bank’s President and Chief Executive Officer during the term of employment set forth in Section 2 of this Agreement. You shall report only to the Board of Trustees of the Bank. You hereby agree to keep the Board of Trustees of the Bank fully advised concerning the operations of the Bank. You agree to serve as a Trustee of the Bank, as well as a member of any committee of the Board of Trustees of the Bank to which you may be elected or appointed.

(b) In January of 2011 you were elected as a Trustee of the Bank for the three year term ending January 2014. During the term of this Agreement you shall remain a Trustee of the Bank, as an inside Trustee. However, you agree to step down as Chairman of the Board of Trustees effective January 1, 2013.

2. Term of Employment. Your employment by the Bank and the Bank as provided in Section 1 hereof will commence on January 1, 2013 (your “employment Date”) until December 31, 2015, unless extended or sooner terminated as provided herein

3. Your Duties During the Term of Employment. You shall devote your full business time (with allowances for vacations and sick leave), attention and best efforts to the affairs of the Bank, during the term of employment hereunder.

4. Compensation and Related Matters.

(a) Salary. During the term of your employment hereunder, the Bank shall pay to you a salary at a rate of not less than One Eighty Thousand Dollars ($180,000) per annum, in equal biweekly installments in arrears. Such salary may be increased from time to time in accordance with normal business practices of the Bank.

(b) Signing Bonus. You will receive a Signing Bonus of Thirty Thousand Dollars ($30,000), to be paid in calendar year 2012 but vesting annually at the rate of Ten Thousand Dollars ($10,000) per year. You agree to repay the Bank any unvested portion of the Signing Bonus if your employment with the Bank is terminated.

Travis J. Thompson, Esquire

December 19, 2012

(c) Executive Bonus. You will also be entitled to participate in the discretionary Executive Incentive Plan, as determined by the Board of Trustees from year to year.

(d) Expenses. During the term of your employment hereunder, you shall be entitled to receive prompt reimbursement for all reasonable expenses you incur in performing your duties hereunder, including all expenses of travel and living expenses while away from home on business in the service of the Bank, the Bank and their subsidiaries, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Bank at the time the expenses are incurred. Additionally, you shall receive a car allowance in the amount of Six Hundred Fifty and no/100 ($650.00) per month during the term of your employment. You will also be reimbursed for your social membership at Doylestown Country Club.

(e) Other Plan Benefits. During the term of your employment hereunder, the Bank shall maintain in full force and effect, and you shall be entitled to participate in all of its employee benefit plans and arrangements made generally available to its executives and key management employees in effect on your employment Date or plans or arrangements providing you with at least equivalent benefits thereunder, including, without limitation, each retirement plan and arrangement, life insurance and health and accident plan and arrangement, medical insurance plan, disability plan, survivor income plan, vacation plan and bonus plan. The Bank shall not make any changes in such plans or arrangements, which would adversely affect your rights or benefits thereunder, unless such changes occur pursuant to a program applicable to all the Bank’s executives and do not result in a proportionately greater reduction in your rights or benefits as compared with any other executive of the Bank. You shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made generally available by the Bank in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to you under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to you pursuant to subsection (a) of this Section 4. Any payments or benefits payable to you hereunder in respect of any calendar year during which you are employed by the Bank for less than the entire such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which you are so employed. In lieu of providing you coverage under the Bank’s current disability insurance and life insurance plans, the Bank will reimburse your Mass Mutual disability insurance premiums, currently in the amount of Two Thousand Dollars ($2,000) and provide you with a twenty (20) year term life insurance policy in the face amount of One Million Dollars ($1,000,000), provided that the annual premium does not exceed One Thousand Two Hundred Dollars ($1,200).

(f) Vacation and Sick Leave.

Travis J. Thompson, Esquire

December 19, 2012

At such reasonable times as the Board of Trustees shall in its discretion permit, you shall be entitled, without loss of pay, to absent yourself voluntarily from the performance of your employment under this Agreement, all such voluntary absences to count as vacation time, provided that:

(a) You shall be entitled to an annual vacation in accordance with the policies that the Board of Trustees periodically establishes for senior management employees of the Bank.

(b) You shall not receive any additional compensation from the Bank on account of your failure to take a vacation or sick leave, and you shall not accumulate unused vacation or sick leave from one fiscal year to the next, except in either case to the extent authorized by the Board of Trustees.

(c) In addition to the aforesaid paid vacations, you shall be entitled without loss of pay, to absent yourself voluntarily from the performance of your employment with the Bank for such additional periods of time and for such valid and legitimate reasons as the Board of Trustees may in its discretion determine. Further, the Board of Trustees may grant to you a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the Board of Trustees in its discretion may determine.

(d) In addition, you shall be entitled to an annual sick leave benefit established by the Board of Trustees.

5. Place of Performance of Employment. In connection with your employment by the Bank, you shall be based at the principal executive offices of the Bank in Huntingdon Valley, Pennsylvania, except for required travel on the Bank’s business.

6. Confidential Information.

(a) You hereby agree not to disclose, while in the employ of the Bank, or at any time thereafter, to any person who does not have a right to obtain such information, whether or not employed by the Bank, or engaged to render services to the Bank, any confidential information obtained by you while in the employ of the Bank provided, however, that this provision shall not preclude you from disclosure required by law or Court order. The term “confidential information” as used in this Agreement includes, but is not limited to, records, lists, and knowledge of the Bank’s, clients, customers, methods of operation, processes, trade secrets, methods of determination of prices, prices or fees, financial condition, profits, sales, net income, and indebtedness, as the same may exist from time to time.

(b) You hereby agree that, upon leaving the Bank’s employ, you will not take with you, without obtaining the prior written consent of an officer authorized to give such consent by the Board of Trustees of the Bank, any of the Bank’s documents or copies thereof which are of a confidential nature

Travis J. Thompson, Esquire

December 19, 2012

7. Termination of Employment.

(a) Your employment hereunder may be terminated without any breach of this Agreement, only under the following circumstances:

(i) Death. Your employment hereunder shall terminate upon your death.

(ii) Disability. The Bank may terminate your employment hereunder because of your incapacity as a result of physical or mental illness causing your absence from your office and your inability, on a full-time basis, to perform your duties hereunder for the entire period of ninety (90) consecutive days, and within thirty (30) days after your receipt of a Notice of Termination,(which may be sent to you before or after the end of such ninety (90) day period), you shall not have returned to your office and the performance of your duties hereunder on a full time basis.

(iii) Cause. The Bank may terminate your employment hereunder for “Cause”. For purposes of this Agreement, the Bank shall have “Cause” to terminate your employment hereunder upon (A) the willful and continued failure by you to substantially perform your duties hereunder (other than any such failure resulting from your incapacity due to physical or mental illness as provided in subsection (a)(ii) of this Section 7, after a written demand for your substantial performance is delivered to you by the Bank, which demand specifically identifies the manner in which the Bank believes you have not substantially performed your duties and your failure to provide the performance demanded within thirty (30) days after your receipt of such written demand, or (B) the willful engaging by you in misconduct which is materially injurious to the Bank, monetarily or otherwise, or (C) your plea of nolo contendere with respect to or conviction of a crime involving moral turpitude, dishonesty or a felony, or (D) your making a general assignment for the benefit of your creditors or your institution of any proceeding seeking to adjudicate you bankrupt or insolvent under any laws relating to bankruptcy or insolvency or an involuntary petition shall be filed against you seeking relief under any law relating to bankruptcy or insolvency which remains undismissed for a period of sixty (60) days or more, or (E) your willful violation of the provisions of this Agreement and your failure to cure such violation within thirty (30) days after receipt of written notice of such violation, or (F) the receipt of a request by the Bank from any of the governmental agencies that regulate any of them, that you be removed from your position as a director of the Bank or the President and Chief Executive Officer.

(iv) Voluntary Termination. You may terminate your employment hereunder at any time upon not less than thirty (30) days prior written notice to the Bank, subject to your obligations and covenants under Sections 4(b), 6 and Section 9 of this Agreement.

(b) Any termination of your employment by the Bank or by you (other than termination pursuant to subsection (a)(i) of this Section 7 or any notice by you to the Bank of a failure of the Bank or the Bank to comply with the provisions of this Agreement shall be communicated by a Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the

Travis J. Thompson, Esquire

December 19, 2012

specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated. A purported “Notice of Termination” which does not comply with the requirements of the foregoing sentence shall not be considered a Notice of Termination under this Agreement.

(c) For the purposes of this Agreement “Date of Termination” shall mean (A) if your employment is terminated by death, the date of death,(B) if your employment is terminated pursuant to subsection (a)(ii) of this Section 7, thirty (30) days after Notice of Termination is sent to you (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period) and if requested by the Board of Trustees of the Bank, you agree to undergo a physical examination by a doctor selected by the Board which confirms that you are fit to continue full time normal employment hereunder,(C) if your employment is terminated pursuant to subsection (a)(iii) of this Section 8, the date specified in the Notice of Termination, which date cannot precede the date of the Notice of Termination, (D) if your employment is terminated pursuant to subsection a(iv) of this Section 8, the date specified in the Notice of Termination, which date must be at least thirty (30) days after the date of the Notice of Termination, and (E) if your employment or this Agreement is terminated for any other reason, the date on which a Notice of Termination is sent to the other party hereto, which date cannot precede the date of the Notice of Termination; provided that if within thirty (30) days after any Notice of Termination is sent hereunder, the party receiving such Notice of Termination notifies the other party, that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

8. Compensation in the event of Death, During Disability Period or Upon Other Termination.

(a) If your employment shall be terminated because of your death, the Bank shall pay to your spouse or your estate your full salary through the last day of the month of your death at the rate in effect at the time of your death, and the Bank shall have no further obligations to you, your spouse or your estate under this Agreement.

(b) If your employment shall be terminated because you fail to perform your duties hereunder as a result of incapacity due to physical or mental illness, which is a disability as defined in subsection 7(a)(ii) hereof, the Bank shall pay your full salary for a period equal to the applicable “elimination period” under any group long term disability insurance provided by the Bank or the Bank which is currently 180 days, and the Bank shall have no further obligations to you under this Agreement. In the event that the Bank or the Bank ceases to provide group long term disability insurance, the Bank shall pay your full salary through the last day of the month after your receipt of a Notice of Termination advising you of the termination of your employment due to your disability and the Bank shall have no further obligations to you under this Agreement.

Travis J. Thompson, Esquire

December 19, 2012

(c) If your employment shall be terminated for Cause, the Bank shall pay you your full salary through the Date of Termination at the rate in effect at the time Notice of Termination is sent to you and the Bank shall have no further obligations to you under this Agreement.

(d) If, in breach of this Agreement: the Bank shall terminate your employment, other than pursuant to subsections 7(a)(ii) or 7(a)(iii) hereof (it being understood that a purported termination pursuant to subsection 7(a)(ii) or 7(a)(iii) hereof, which is disputed and finally determined not to have been proper, shall be a termination by the Bank in breach of this Agreement); or the Bank causes a significant diminution in your duties and responsibilities or the assignment to you duties and responsibilities inconsistent with your position, then,

(i) the Bank shall pay your full salary, including incentive compensation due you, through the date the Bank terminates your employment; and

(ii) in lieu of any further salary and all other payments hereunder due to you for the remaining term of this Agreement, the Bank shall pay you an amount equal to your annual salary in effect as of the Date of Termination, in substantially equal biweekly installments commencing on the Date of Termination and continuing for six (6) months (“Severance Period”). However, in the event that the Date of Termination is within twenty-four (24) months from a change of control of the Board of Trustees a severance payment in lump sum payment equal to two (2x) times your base Salary as defined in Paragraph 4(a), payable within thirty (30) days of your Date of Termination.

(e) If you shall terminate your employment, the Bank shall pay your full salary through the Date of Termination at the rate in effect at the time Notice of Termination and thereafter the Bank shall have no further obligations to you under this Agreement.

(f) You shall not be required to mitigate the amount of any payment provided for in this Section 8 by seeking other employment or otherwise. Notwithstanding anything herein to the contrary, the Bank’s obligations under this Section 8 shall survive termination of this Agreement.

9. Non-Competition.

(a) Non-Solicitation of Employees. During the term of your employment and for a time period of two (2) years after the date of termination of your employment (“Covenant Period”), despite the voluntary or involuntary termination of your employment relationship with the Bank for any reason whatsoever, you shall not, either on your own account or for any person, firm, partnership, Bank, or other entity (a) solicit, interfere with, offer employment to, or endeavor to cause any employee of the Bank, hired prior to your date of employment, to leave his or her employment, or (b) induce or attempt to induce any such employee to breach his or her employment agreement, nondisclosure and non-solicitation agreement or other agreement with the Bank.

Travis J. Thompson, Esquire

December 19, 2012

(b) Non-Solicitation of Customers. During the Covenant Period, despite voluntary or involuntary termination of your employment relationship with the Bank for any reason whatsoever, you shall not solicit, induce, or attempt to induce any person, who has been a customer of the Bank prior to your date of employment (a) to cease doing business in whole or in part with or through the Bank, or (b) to do business with any other person, firm, partnership, Bank, or other entity which performs services similar to or competitive with those provided by the Bank, or agree to accept as a customer or do any business directly or indirectly with a customer of the Bank prior to your date of hire.

(c) Non-Compete Covenant: During the Covenant Period, you will not, directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or be a director, shareholder or an employee of, or a consultant to, accept remuneration from, or provide services of any kind for or on behalf of, as an employee, officer, partner, independent contractor, volunteer, owner or in any other capacity for the retention of personal services or acts of management, operation or control which is in any respect competitive with the business, affairs or interests of the Bank (a “Competitive Business”), within the Restricted Territory (as defined below) or any entity (regardless of its location) which derives more than ten percent of its gross revenue from Competitive Business within the Restricted Territory. A “Competitive Business” shall include, but is not limited to, any entity which provides general banking services, including but not limited to residential and commercial lending. The “Restricted Territory” shall mean the geographical area within a fifty (50) mile radius of the Bank’s present Huntingdon Valley headquarters. In consideration of the Non-Compete Covenant that Bank shall pay you the sum of Fifteen Thousand ($15,000) Dollars, to be paid in 2012.

10. Termination or Suspension Under Federal Law

(a) If you are removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (the “FDIA”) (12 U.S.C. §§ 1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but vested rights of the parties shall not be affected.

(b) If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default; however, this paragraph shall not affect the vested rights of the parties.

(c) All obligations under this Agreement shall terminate, except to the extent that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Secretary of Banking and Securities of the Pennsylvania Department of Banking (the “Secretary”), or his or her designee, at the time that the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (ii) by the Secretary, or his or her designee, at the time that the Secretary, or his or her designee, approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Secretary to be in an unsafe or unsound condition. Such action shall not affect any vested rights of the parties.

Travis J. Thompson, Esquire

December 19, 2012

(d) If a notice served under Section 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. § 1818(e)(3) or (g)(1)) suspends and/or temporarily prohibits you from participating in the conduct of the Bank’s affairs, the Bank’s obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay you all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

11. Compliance with Section 409A of the Internal Revenue Code.

(a) This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations and guidance thereunder (“Section 409A”). The timing of any payment provided hereunder that is subject to Section 409A may not be accelerated unless permitted under Section 409A.

(b) No payments or benefits provided under this Agreement intended to be paid upon termination of employment shall be paid, unless such termination of employment also constitutes a “separation from service” within the meaning of Section 409A. If you are a “specified employee” under Section 409A on the date of separation from service, any cash payment to you, not including reimbursement for benefits and not otherwise exempt from Section 409A, shall be made on the first business day of the seventh month following separation from service. If you are a “specified employee” under Section 409A on the date of separation from service and if any benefits provided to you under this Agreement are taxable to you, then, with the exception of medical insurance benefits, the value of the aggregate amount of such taxable benefits provided to you pursuant to this Agreement during the six-month period following your separation from service shall be limited to the amount specified by Code Section 402(g)(1)(B) for the year of the separation from service. You shall pay the cost of any benefits exceeding the amount specified in the prior sentence during the six-month period following your separation from service, and shall be reimbursed by the Bank during the seventh month following the separation from service.

(c) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. In no event shall you, directly or indirectly, designate the calendar year of payment.

Travis J. Thompson, Esquire

December 19, 2012

12. Choice of Law and Venue.

It is understood and agreed that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of law’s provisions thereof. Venue of any action brought to enforce or relating to this Agreement shall be brought exclusively in the Court of Common Pleas of Bucks County or the United States District Court for the Eastern District of Pennsylvania.

11. Entire Agreement.

This Agreement represents the entire agreement of the parties, and supersedes all prior understandings and agreements between the parties relating to the subject matter of the employment of Executive. This Agreement may not be modified or amended except by an instrument in writing signed by all of the parties hereto.

12. Waiver.

The failure of any party to insist in any one or more instances performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenants or conditions, but the obligations of either party with respect thereto shall continue in full force and effect.

If you are in agreement with the above terms and conditions of employment with Huntingdon Valley Bank, kindly sign below and return a fully executed original to me. I look forward to your new role at the Bank.

Very truly yours,

HUNTINGDON VALLEY BANK

By:	/s/ Scott W. Froggatt
Scott W. Froggatt
Member, Board of Trustees

Agreed to and accepted this 19th day of December, 2012.

/s/ Travis J. Thompson, Esquire
Travis J. Thompson, Esquire